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                                                                    EXHIBIT 99.4



                                 ENDOCARE, INC.
                     OUTSIDE DIRECTOR FIRST OPTION AGREEMENT

        ENDOcare, Inc., a Delaware corporation (the "Company"), has granted to ____________ (the "Optionee"), an option to purchase a total of _________ (_____) shares of the Company's Common Stock (the "Option"), at the price determined as provided herein, and in all respects subject to the terms of the Company's 1995 Director Option Plan, as amended (the "Plan") adopted by the Company, which is incorporated herein by reference. Any terms used in this Option that are not defined herein shall have the meanings set forth in the Plan.

        1. NATURE OF THE OPTION. This Option is a nonstatutory option and is not intended to qualify for any special tax benefits to the Optionee. Accordingly, Optionee understands that, upon exercise of this Option, he or she will recognize income for tax purposes in an amount equal to the excess of the then Fair Market Value of the Shares purchased over the exercise price paid for such Shares.

        2. DATE OF GRANT. The date of grant of this Option is ______________, which is the date on which the Optionee was first elected or appointed as an Outside Director.

        3. EXERCISE PRICE. The exercise price is $__________ for each share of Common Stock, which is one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant of this Option. If the date of this Option is not a Trading Day, the exercise price shall be the Fair Market Value on the next Trading Day immediately following the date of the grant of the Option.

        4. EXERCISE OF OPTION. This Option shall be exercisable during its term in accordance with the provisions of Section 9 of the Plan as follows:

                a. RIGHT TO EXERCISE.

                        i. This Option shall become exercisable and vest with
                respect to ___________ (_______) Shares on the first (1st) anniversary of the Outside Director's appointment or election to the Board if the Outside Director continues as an Outside Director through such date, and shall become exercisable and vest with respect to the remaining _______ (_____) Shares on the second (2nd) anniversary of the Outside Director's appointment or election to the Board if the Outside Director continues as an Outside Director through such date. In addition, this Option may become exercisable on accelerated basis upon the occurrence of an Extraordinary Event, as defined in Section 12 of the Plan.

                        ii. This Option may not be exercised for a fraction of a
                share.


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                        iii. To the extent this Option becomes exercisable under
                subparagraph i. above, this Option shall remain so exercisable while the Optionee is a Director. In the event Optionee ceases to be a Director, the Optionee shall be entitled to exercise the Option for three (3) months after that date. This period is extended to twelve (12) months in the case the Optionee ceases to be a Director by reason of death or total and permanent disability. However, in no event may the Option be exercised later than the expiration of the term of the Option.

                b. METHOD OF EXERCISE. This Option shall be exercisable by written notice that states the election to exercise the Option and the number of Shares in respect of which the Option is being exercised. Such written notice, in the form attached hereto as Exhibit A, shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise price.

        5. METHOD OF PAYMENT. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:

                a. cash;

                b. check; or

                c. surrender of other Shares which (i) have been owned by the Optionee for more than six (6) months on the date of surrender and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised; or

                d. delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of the Option and the delivery to the Company of the sale or loan proceeds required to pay the exercise price.

        6. RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, or if such issuance would not comply with the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of this Option, the Company may require Optionee to make any representation or warranty to the Company as may be required by any applicable law or regulation.

        7. LIMITED TRANSFERABILITY. This option may, in connection with the Optionee's estate plan, be assigned in whole or in part during Optionee's lifetime to one or more Family Members of the Optionee or to a trust established for the exclusive benefit of the Optionee and/or one or more such Family Members. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option



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immediately prior to such assignment. Should the Optionee die while holding this option, then this option shall be transferred in accordance with Optionee's will or the laws of descent and distribution.

               For purposes of this Section 7, a Family Member shall be limited to the Optionee's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, former spouse, siblings, nieces, nephews, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, a trust in which any of the foregoing individuals have more than a fifty percent (50%) beneficial interest, a foundation in which any of the foregoing individuals (or the Optionee) control the management of assets, and any other entity in which any of the foregoing individuals (or Optionee) own more than fifty percent (50%) of the voting interests.

        8. TERM OF OPTION. This Option shall be exercisable only while the Optionee is a Director and for certain other limited periods. However, in no event may this Option be exercised more than ten (10) years from the date of grant of this Option in accordance with the Plan and Section 4 of this Option.

        9. NO RIGHTS AS A SHAREHOLDER. Optionee shall have no rights as a shareholder of any Shares covered by this Option until the date that this Option has been properly exercised to purchase Shares.

        10. ADJUSTMENTS. In the event of any change in the capitalization of the Company affecting its Common Stock (e.g., a stock split, reverse stock split, stock dividend, recapitalization, combination, or reclassification), there shall be an adjustment to (a) the number and/or kind of Shares covered by this Option and (b) the exercise price per Share under this Option.

        11. INTERPRETATION OF OPTION. This Option is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. Any provision in this Option that is inconsistent with the Plan shall be superseded and governed by the Plan. A copy of the Plan is attached hereto as Exhibit B.

        12. LEGENDS ON CERTIFICATES. Optionee acknowledges that the certificates representing the Shares issued upon exercise of this Option may bear such legends and be subject to such restrictions on transfer as the Company may deem necessary to comply with all applicable state and federal securities laws and regulations.



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        13. AMENDMENTS. This Option may be amended at any time with the consent of the Company and Optionee.


                                       ENDOcare, INC.
                                       a Delaware corporation


                                       By:
                                          --------------------------------------
                                          Title: CEO & Chairman


        Optionee acknowledges receipt of a copy of the Plan, a copy of which is attached hereto as Exhibit B, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.


Dated: _______________________

______________________________
Optionee



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                                    EXHIBIT A
                  OUTSIDE DIRECTOR FIRST OPTION EXERCISE NOTICE

ENDOcare, Inc.
7 Studebaker
Irvine, California 92618
Attention:  Corporate Secretary

        1. EXERCISE OF OPTION. The undersigned ("Optionee") hereby elects to exercise Optionee's option to purchase ______ shares of the Common Stock (the "Shares") of ENDOcare, Inc. (the "Company") under and pursuant to the Company's 1995 Director Option Plan, as amended, and the Director First Option Agreement dated _______________ (the "Agreement").

        2. REPRESENTATIONS OF OPTIONEE. Optionee acknowledges that Optionee has received, read and understood the Agreement.

        3. FEDERAL RESTRICTIONS ON TRANSFER. Optionee understands that the Shares must be held indefinitely unless they are registered under the Securities Act of 1933, as amended (the "1933 Act"), or unless an exemption from such registration is available, and that the certificate(s) representing the Shares may bear a legend to that effect. Optionee understands that the Company is under no obligation to register the Shares and that an exemption may not be available or may not permit Optionee to transfer Shares in the amounts or at the times desired by Optionee.

        4. TAX CONSEQUENCES. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase and/or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultant(s) Optionee deems advisable in connection with the purchase and/or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

        5. DELIVERY OF PAYMENT. Optionee herewith delivers to the Company the aggregate purchase price for the Shares that Optionee has elected to purchase and has made provision for the payment of any federal or state withholding taxes required to be paid or withheld by the Company.

        6. ENTIRE AGREEMENT. The Agreement is incorporated herein by reference. This Exercise Notice and the Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. This Exercise Notice and the Agreement are governed by the laws of the State of California, without regard to its principles of choice of law.

Optionee:                              ENDOcare, Inc.

Signature:_______________________      By:______________________________________

Print Name:______________________      Its:_____________________________________

Address: ________________________

_________________________________
Dated:____________                     Dated: _________________



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                                    EXHIBIT B
                    ENDOCARE, INC. 1995 DIRECTOR OPTION PLAN